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                          CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 21 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated March 13, 1998, relating to the financial statements and financial highlights of The Arbor Fund (the "Fund") appearing in the January 31, 1998 Annual Reports to Shareholders of the Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Counsel and Independent Accountants" in the Prospectuses and under headings "Experts" and "Financial Statements" in the Statements of Additional Information.

/s/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP

Philadelphia, PA
May 26, 1998